Exhibit 99.1

Unusual Machines Announces $2.1 Million Order for Drone Components

ORLANDO, FL / ACCESSWIRE / January 15, 2026 — Unusual Machines, Inc. (NYSE American: UMAC), a leading provider of NDAA-compliant drone components, today announced it has received a $2.1 million purchase order supporting domestically assembled drone systems for defense and government applications.

The order reflects continued customer demand and a growing cadence of orders received in recent months as programs move into execution. The full $2.1 million order is expected to be fulfilled across the first and second quarters of this year, supported by existing manufacturing capacity and inventory readiness.

The order includes Rotor Riot Brave flight controllers and Brave ESCs, Fat Shark Aura analog cameras, Aura video transmitters (VTX), and HDO+ headsets, as well as motors, for integration into customer drone platforms operating under compressed government timelines.

“We’ve built our operations for visibility and control,” said Drew Camden, Chief Operating Officer of Unusual Machines. “By aligning people, processes, and capacity early, we’re able to execute quickly when timelines matter. That agility allows us to move alongside our customers as requirements take shape, rather than waiting for decisions to be finalized.”

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit unusualmachines.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements include: our expectation that the order will be fulfilled across the first and second quarters of 2026. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the various risks relating to our business, which we have previously disclosed including the Risk Factors contained in our Form 10-Q for the period ended September 30, 2025, in our Prospectus Supplement dated September 2, 2025 and in our Form 10-K for the year ended December 31, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

CS Investor Relations

investors@unusualmachines.com

Media Contact:

media@unusualmachines.com